Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-277964) pertaining to The Pearson plc Employee Stock Purchase Plan and The Pearson Long Term Incentive Plan (2020); and

2.	Registration Statement (Form S-8 No. 333-251210) pertaining to The Pearson plc Employee Stock Purchase Plan and The Pearson Long Term Incentive Plan (2020);

of our reports dated March 12, 2026, with respect to the consolidated financial statements of Pearson plc and the effectiveness of internal control over financial reporting of Pearson plc included in this Annual Report (Form 20-F) of Pearson plc for the year ended December 31, 2025.

/s/ Ernst & Young LLP

London, United Kingdom

March 12, 2026